Exhibit 99.1

News Release

Axcelis Announces Preliminary Financial Results for Second Quarter 2024
Ahead of Investor Event

BEVERLY, Mass., July 9, 2024 -- Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, today announced preliminary financial results for the second quarter of 2024. The Company now expects revenue to be greater than $252 million, and diluted earnings per share to be greater than $1.38, compared to the Company’s previously issued revenue guidance of $245 million and diluted earnings per share of $1.30.  In addition, the Company continues to expect second half performance to be stronger than the first half, slightly weighted towards the fourth quarter.

These preliminary financial results are management’s estimates and are subject to revision in the course of completing quarterly review processes. Final results for the quarter will be publicly reported by the Company on July 31, 2024, prior to a Form 10-Q filing for the quarter with full financial statements.

President and CEO Russell Low commented, “We delivered a solid quarter as chipmakers across the globe continue to rely on Axcelis’ Purion platform to support their operations. Systems revenue was better than we anticipated, partly due to better conversion of evaluation systems to revenue. The fundamentals supporting Axcelis’ growth remain strong, and we look forward to discussing our market opportunities, growth strategy and long-term financial targets at Axcelis’ upcoming 2024 Investor Event.”

The Axcelis 2024 Investor Event will be held on July 11, 2024, at the St. Regis Hotel in San Francisco, from 8:00 a.m. PT to 11:00 a.m. PT, with presentations expected to begin at 9:00 a.m. PT. All executive officers will be in attendance. For those that are unable to attend in person, there will also be a live webcast available. More information on the event can be found here:  https://investorday.axcelis.com/

News Release

Axcelis is also scheduled to participate in the 16th Annual CEO Investor Summit 2024, being held Wednesday, July 10th at the St. Regis Hotel, San Francisco, CA. The presentation material utilized during the CEO Summit will be made accessible on the investor page of the company's website at www.axcelis.com.

Investor Event In Person Registration:

Members of the professional investment community who wish to attend the event can register here:  https://edge.media-server.com/mmc/p/d92atyon/

Investor Event Live Webcast Registration:

The Axcelis 2024 Investor Event will also be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at https://edge.media-server.com/mmc/p/45fke3o9/, or by registering as a Participant here: https://register.vevent.com/register/BI71138038c4e548c4a9839fd2e60f2a97. Webcast replays will be available for 30 days following the call.

About the 16th Annual CEO Investor Summit 2024

The CEO Investor Summit is collectively hosted and funded by participating companies and features a "round-robin" format consisting of small group meetings with company management teams. During the event, investors and analysts will have the opportunity to meet with the majority of the 13 management teams during the small group meeting sessions, as well as opportunities to meet with management during the breakfast and lunch networking sessions.

The 13 management teams collectively hosting the 16th Annual CEO Investor Summit 2024 include: ACM Research (ACMR), Aehr Test Systems (AEHR), Alpha & Omega Semiconductor (AOSL), Axcelis (ACLS), Bitdeer Technologies (BTDR), Camtek (CAMT), Cohu, Inc. (COHU), FormFactor (FORM), Ichor Systems (ICHR), Kulicke & Soffa (KLIC), nLIGHT, Inc. (LASR), Peraso, Inc. (PRSO) and SkyWater Technology (SKYT). Jefferies, Stifel and TD Cowen, a division of TD Securities, are sponsors of the conference.

News Release

Second Quarter 2024 Conference Call
Axcelis Technologies will release financial results for the second quarter 2024 on Wednesday, July 31, 2024, at 4:00 p.m. ET. The Company will host a call to discuss the results for the second quarter 2024 on Thursday, August 1, 2024, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BIc2d772b56d7b46c0a39772ba7468e5a0

Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266

Doug Lawson (investor relations) 978.787.9552

David Ryzhik (investor relations) 978.787.2352

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